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                                   EXHIBIT 11


PACIFIC SOFTWORKS, INC.

COMPUTATION OF WEIGHTED AVERAGE
COMMON SHARES OUTSTANDING

                                                   Three Months                Six Months
                          Total Number                Ended                       Ended
                            Of Shares             June 30, 1999               June 30, 1999
                          ------------            -------------               -------------


Outstanding shares
as of January 1, 1999       3,200,000                3,200,000                  3,200,000

Private placement
of common stock on
2/24/99                       100,000                  100,000                     69,613


Options treated as
common stock                  140,000                  140,000                    140,000
                              -------                  -------                    -------

Total weighted average
shares outstanding          3,440,000                3,440,000                  3,409,613
                            =========                =========                  =========


Net loss                                             $(404,520)                 $(463,985)
                                                     ==========                 ==========
Net loss per common share
basic and diluted                                    $   (0.12)                 $   (0.14)
                                                     ==========                 ==========







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